FREE WRITING PROSPECTUS Dated July 24, 2018	Filed Pursuant to Rule 433 Registration No. 333-207756 Registration No. 333-207756-07

$1.000Bn+ World Omni (WOART) 2018-C

Jt. Lead: MUFG (str.) BofAML, Mizuho and Wells Fargo

Co-Manager: SunTrust

Cls	Amt($mm)	S/F**	WAL	E.FNL	L.FNL	WNDW	SPREAD	YLD%	CPN%	PX
A-1	186.000	A-1+/F1+	0.24	02/19	08/19	1-6		2.36000	2.36	100.00000
A-2	369.000	AAA/AAA	1.17	06/20	01/22	6-22	EDSF+12	2.817	2.80	99.99911
A-3	326.000	AAA/AAA	2.74	05/22	11/23	22-45	IntS+25	3.154	3.13	99.99066
A-4	89.060	AAA/AAA	3.93	07/22	09/24	45-47	IntS+35	3.294	3.27	99.99378
B	30.560	AA/AA	3.96	07/22	04/25	47-47	IntS+48	3.425	3.40	99.99672

**   Expected Ratings

Priced at 1.30% ABS to 10% clean-up call

-	Transaction Details -
	Ticker	:	WOART 2018-C	Min Denoms	:	$1k x $1k
	Registration	:	SEC Reg	Expected Pxg	:	PRICED
	Expected Ratings	:	S&P/Fitch	Expected Settle	:	8/1/2018
	ERISA Eligible	:	Yes	First Pay	:	9/17/2018
	B&D	:	MUFG

-	Available Information -
* Attachments: Preliminary Prospectus, Ratings Free Writing Prospectus and CDI file * Intex Deal Name: mitwoart2018-c Password: V46Y * Investor Presentation: www.dealroadshow.com Password: WOART18-C

CUSIPS:

- Class A1	:	98163E AA4
- Class A2	:	98163E AB2
- Class A3	:	98163E AD8
- Class A4	:	98163E AE6
- Class B	:	98163E AF3

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM MUFG SECURITIES AMERICAS INC. BY CALLING 1-877-649-6848.